Exhibit 99.1

PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
October 14, 2004

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2004

•	Net income rises to $107.5 million for three quarters ended September 30

•	Quarterly EBITDA increases 48% to $154.2 million

•	Quarterly revenue rises 32% on record sales volume

•	Third quarter net income improves to $43.4 million or $0.66 per share

•	2004 earnings targets raised to $2.55 to $2.85 per share

ST. LOUIS, Oct. 14 – Peabody Energy (NYSE: BTU) today reported that year-over-year EBITDA increased 48 percent to $154.2 million for the third quarter, and rose 32 percent to $394.5 million for the first nine months. Earnings per share improved 69 percent for the quarter to $0.66, and increased to $1.71 per share for the first nine months.

          “Solid performance and strong markets result in a continuation of our earnings improvements and yet another increase in our targets,” said Peabody Chairman and Chief Executive Officer Irl F. Engelhardt. “Looking ahead, we see the robust coal markets continuing, as economies grow throughout the world and competing fuels experience tight supplies and high prices.”

FINANCIAL RESULTS

     Third quarter revenues rose $221.2 million to $923.1 million, and increased $555.3 million to $2,631.8 million for the first nine months, led by higher sales volumes and increased pricing in the United States and Australia. Revenue contributions from the Twentymile Mine in Colorado and metallurgical operations in Australia totaled $119.3 million for the quarter and $209.7 million since their purchase on April 15.

     EBITDA increased to $154.2 million for the third quarter and $394.5 million year-to-date, compared with $104.3 million and $297.8 million for the respective prior-year periods. Operating profit more than doubled to $73.9 million for the quarter, and rose 59 percent to $159.7 million for the first nine months.

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     Net income rose 102 percent to $43.4 million for the third quarter, or $0.66 per share, and increased to $107.5 million for the first nine months, or $1.71 per share. This compares with prior-year income of $21.5 million ($0.39 per share) and $9.1 million ($0.17 per share) for the respective 2003 periods. 2003 net income was impacted by $53.5 million in pre-tax early debt extinguishment costs and $10.2 million in net cumulative effects of changes in accounting principles in the first half of 2003.

     Capital expenditures totaled $148 million in the first nine months, compared with $119 million in the prior year, including $54 million for the first-year payment to lease 297 million tons of high Btu, low sulfur Powder River Basin reserves. Peabody targets 2004 capital expenditures of $280 million to $300 million.

     “Peabody’s operations are responding well to strong demand, and are continuing their record of reliable customer service,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “Peabody is well-positioned to serve the highest growth markets in the world with its number-one position in four of five U.S. regions and 12 to 14 million tons of metallurgical coal capacity from the United States and Australia.”

BUSINESS HIGHLIGHTS

MINING OPERATIONS: Gross margin from U.S. mining operations increased to $168.8 million for the third quarter and $480.0 million through nine months. The record performance was driven by strong pricing, high capacity utilization and good performance by a number of the operations, which overcame operating issues at several locations and transportation difficulties.

     The transportation difficulties were caused by Australia port and rail congestion due to high customer demand, as well as U.S. rail and seaborne shipment delays due to several hurricanes in the Eastern United States. Geologic and equipment issues also continued during the quarter at the North Goonyella Mine in Australia. To address the challenges, a new Australian management team has been put into place, and a new surface operation nearby is ramping up its output to improve the cost structure and reliability. The combined effects of these issues reduced EBITDA by approximately $16 million in the third quarter and $27 million through nine months. The company also experienced geologic issues at an underground operation in Kentucky, and its impacts were offset by $9.5 million in insurance recoveries.

     The 18 percent quarterly improvement in Eastern U.S. per-ton margins reflected increases in metallurgical coal volumes and prices, which more than offset higher costs to

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process metallurgical quality products and increased diesel fuel, steel, contract miner and sales-related costs. The 9 percent improvement in Western U.S. unit margins was led by increased volumes and pricing in the Powder River Basin and Southwest, and strong contributions from the Twentymile Mine in Colorado. Margins rose 42 percent in Australia due to the contributions from newly acquired metallurgical coal mines versus the prior year, which reflected only thermal coal results.

     The company continues to receive recognition for safety and reclamation excellence. In September, the North Antelope Rochelle Mine received the U.S. Department of Labor’s Sentinels of Safety Award for operating 1.6 million hours in 2003 without a lost-time accident. Mine employees have continued their safety record in 2004 and have worked 2.8 million consecutive hours without a lost-time accident through September. The Farmersburg Mine also received an Excellence in Reclamation award from the U.S. Department of the Interior for exceptional restoration of mined property to prime farmland.

SALES AND TRADING: The sales, trading and brokerage operations contributed $16.1 million in gross margin for the quarter compared with $9.3 million in the prior year. Both international and U.S. trading and brokerage operations performed well, as they capitalized upon transportation and quality arbitrage opportunities and completed several favorable contract restructurings.

     During the third quarter, Peabody signed multi-year coal supply agreements totaling 27 million tons, raising the total tons committed under such agreements for the first nine months to 178 million tons. The new contracting season for metallurgical coal is under way, and Peabody is negotiating multi-year agreements for its operations.

RESOURCE MANAGEMENT: Gross margins from Resource Management totaled ($2.8) million for the quarter and ($2.3) million for the first nine months, compared with $3.0 million and $17.0 million in the respective prior-year periods. The differences were primarily related to the timing of various transactions.

     Peabody also made progress on its long-term growth initiatives:

•	The purchase of a 25.5 percent interest in the Paso Diablo Mine in Venezuela continued to progress, and Peabody hopes to close the transaction prior to year-end.

•	The Prairie State Energy Campus and Fluor signed a letter of intent for engineering, design and construction of the power-related facilities in Southern Illinois, and Peabody and numerous power customers and potential joint venture participants held important discussions.

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MARKET OVERVIEW

     Global coal demand posted the highest growth rate of any energy sources in 2002 and 2003 and continues to grow in 2004. Coal use for electricity generation and steel manufacturing is particularly strong in the Pacific Rim countries, India and China, due to their surging economies. Global coal supplies remain tight in most markets, due to transportation and production infrastructure limitations in most exporting countries.

     In the United States, customer inventories remain at their lowest seasonal levels in more than five years, and 10 to 15 percent below average levels. The very low inventory levels remain despite a third quarter that was 8 percent cooler than normal, and 15 percent cooler than the prior year, in regions that rely heavily on electricity from coal. The forward price of natural gas for 2005 and 2006 is approximately $6.00 to $8.50 per million Btu, which should stimulate strong coal demand for the generation of electricity.

     New coal-fueled generating plant development continues to grow rapidly. Nearly 92,000 megawatts of coal-fueled generating capacity is under construction outside the United States and 63,000 megawatts of capacity is expected to come on line in China alone from 2004 to 2006. In the United States, the Department of Energy identifies 100 proposed coal-fueled plants representing 63,000 megawatts of capacity (www.netl.doe.gov/coal/refshelf/ncp.pdf). During the third quarter, one new North American coal plant was commissioned and six more progressed through construction.

     Development of clean coal technologies continues to progress and receive both U.S. government and private sector support. GE and Bechtel have formed a coalition to demonstrate and commercialize large-scale integrated gasification combined cycle (IGCC) technology, and U.S. generators have announced their intent to develop gasification plants. Peabody believes gasification and liquefaction technologies are promising, and supports their development along with plants that are ultra-clean and use other technologies.

     Peabody expects that the high costs and scarce supplies of oil and natural gas are likely to remain for the foreseeable future. Significant improvements in oil and gas infrastructure are unlikely for a minimum of several years, due to the declining output of existing wells and the long lead times required for development. These factors all bode well for coal industry fundamentals.

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OUTLOOK

     Peabody is targeting 2004 sales volume of 225 to 230 million tons, with production of approximately 200 million tons. The 2004 production is essentially all committed. Peabody’s 2005 unpriced sales position is 25 to 30 million tons, including 6 to 8 million tons of metallurgical coal. The company’s 2006 unpriced sales position is 85 to 95 million tons, based upon planned production levels.

     Peabody has raised its full-year 2004 earnings targets to $2.55 to $2.85 per share, and is targeting 2004 EBITDA of $545 to $565 million, a 33 to 38 percent improvement over 2003.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal products fuel more than 10 percent of all U.S. electricity and more than 2.5 percent of worldwide electricity.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of Oct. 14, 2004. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; transportation performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; labor relations and availability; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission. The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.

This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income before the cumulative effect of accounting changes before deducting net interest expense, early debt extinguishment costs, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters and Nine Months Ended September 30, 2004 and 2003

(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Nine Months Ended
	September 2004	September 2003	September 2004	September 2003
Tons Sold (Millions)	58.7	52.6	167.5	150.2

Revenues	$923.1	$701.9	$2,631.8	$2,076.5
Operating Costs	735.3	575.0	2,143.7	1,702.3
Depreciation, Depletion & Amortization	70.1	61.2	203.0	176.8
Asset Retirement Obligation Expense	10.2	7.5	31.8	20.6
Selling & Administrative	33.6	22.6	93.6	76.4

Operating Profit	73.9	35.6	159.7	100.4
Interest Income	(1.1)	(0.4)	(3.2)	(2.6)
Interest Expense:
Debt-Related Interest	21.2	18.9	61.0	67.6
Surety Bond and Letter of Credit Fees	3.9	3.4	9.9	9.8
Early Debt Extinguishment (Gains) Costs	(0.6)	—	(0.6)	53.5
Income Tax Expense (Benefit)	6.9	(8.5)	(15.8)	(49.6)
Minority Interests	0.2	0.7	0.9	2.4

Income Before Cumulative Effect of Changes in Accounting Principles	43.4	21.5	107.5	19.3
Cumulative Effect of Changes in Accounting Principles, Net of Taxes	—	—	—	(10.2)

Net Income	$43.4	$21.5	$107.5	$9.1

Diluted EPS (1):
Income Before Cumulative Effect of Changes in Accounting Principles	$0.66	$0.39	$1.71	$0.35
Cumulative Effect of Changes in Accounting Principles, Net of Taxes	—	—	—	(0.18)

Net Income	$0.66	$0.39	$1.71	$0.17

EBITDA	$154.2	$104.3	$394.5	$297.8

(1)	Weighted average diluted shares outstanding were 65.8 million and 55.2 million for the quarters ended September 30, 2004 and 2003, respectively, and were 62.8 million and 54.5 million for nine months ended September 30, 2004 and 2003, respectively.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended September 30, 2004 and 2003

	Quarter Ended		Nine Months Ended
	September 2004	September 2003	September 2004	September 2003
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$720.1	$622.3	$2,090.6	$1,794.0
Australian Mining Operations	94.0	7.7	174.1	20.6
Trading & Brokerage Operations	105.6	66.0	354.4	248.2
Other	3.4	5.9	12.7	13.7

Total	$923.1	$701.9	$2,631.8	$2,076.5

Tons Sold (In Millions)
Eastern U.S.	12.3	11.7	37.5	34.3
Western U.S.	37.9	33.8	105.4	96.2
Australian Mining Operations	2.0	0.4	4.1	0.9
Trading & Brokerage	6.5	6.7	20.5	18.8

Total(1)	58.7	52.6	167.5	150.2

Revenues per Ton — Mining Operations
Eastern U.S.	$28.27	$25.84	$28.52	$26.03
Western U.S.	9.87	9.45	9.69	9.36
Total — U.S. Mining Operations	14.37	13.67	14.63	13.74
Australia	46.21	21.35	42.89	22.25
Operating Costs per Ton — Mining Operations(2)
Eastern U.S.	$23.79	$22.03	$23.65	$21.82
Western U.S.	6.86	6.69	6.87	6.69
Total — U.S. Mining Operations	11.00	10.64	11.27	10.67
Australia	36.00	14.18	34.60	19.90
Gross Margin per Ton — Mining Operations(2)
Eastern U.S.	$4.48	$3.81	$4.87	$4.21
Western U.S.	3.01	2.76	2.82	2.67
Total — U.S. Mining Operations	3.37	3.03	3.36	3.07
Australia	10.21	7.17	8.29	2.35
Operating Profit per Ton	$1.26	$0.68	$0.95	$0.67

	Dollars in Millions
Gross Margin — U.S. Mining Operations	$168.8	$137.8	$480.0	$401.4
Gross Margin — Australian Mining Operations	20.8	2.6	33.7	2.2
Gross Margin — Trading & Brokerage Operations	16.1	9.3	36.7	40.7
Gross Margin — Resource Management (3)	(2.8)	3.0	(2.3)	17.0
Selling & Administrative	(33.6)	(22.6)	(93.6)	(76.4)
Other Operating Costs, Net	(15.1)	(25.8)	(60.0)	(87.1)
EBITDA	154.2	104.3	394.5	297.8
Depreciation, Depletion & Amortization	(70.1)	(61.2)	(203.0)	(176.8)
Asset Retirement Obligation Expense	(10.2)	(7.5)	(31.8)	(20.6)
Operating Profit	73.9	35.6	159.7	100.4
Operating Cash Flow (4)	66.4	17.0	148.4	115.8
Capital Expenditures	32.4	26.9	148.3	118.8

(1)	Metallurgical sales totaled 2.68 million tons and 6.69 million tons for the third quarter and nine months ended September 30, 2004, respectively, compared with 1.01 million tons and 3.21 million tons in the prior year. Total non-U.S. sales were 3.7 million tons for the third quarter of 2004 and 10.5 million tons for the nine months ended September 30, 2004, compared with 1.8 million tons and 6.7 million tons, respectively, for the same periods in the prior year.

(2)	Excludes depreciation, depletion, and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes property sales, property management costs and revenues, equity income and royalty expense related to our PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

(4)	Operating cash flow is reduced by $50.0 million and $9.9 million of elective contributions to pension plans for the nine months ended September 30, 2004 and 2003, respectively.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
September 30, 2004, June 30, 2004 and December 31, 2003

(In Millions)

	(Unaudited)	(Unaudited)
	September 30,	June 30,	December 31,
	2004	2004	2003
Cash & Cash Equivalents	$401.8	$329.4	$117.5
Receivables	173.0	259.6	220.9
Inventories	323.0	314.3	246.5
Assets from Coal Trading Activities	131.1	152.0	58.3
Other Current Assets	63.3	40.2	39.5

Total Current Assets	1,092.2	1,095.5	682.7
Net Property, Plant & Equipment	4,725.8	4,716.8	4,281.0
Investments & Other Assets	320.9	320.2	316.6

Total Assets	$6,138.9	$6,132.5	$5,280.3

Current Maturities of Debt	$18.9	$19.5	$23.0
Liabilities from Coal Trading Activities	101.4	127.8	36.3
Accounts Payable & Accruals	666.0	685.4	572.6

Total Current Liabilities	786.3	832.7	631.9
Long-Term Debt	1,398.0	1,395.4	1,173.5
Deferred Taxes	415.6	410.0	434.4
Other Long-Term Liabilities	1,902.5	1,906.1	1,906.5

Total Liabilities	4,502.4	4,544.2	4,146.3
Minority Interests	2.0	1.9	1.9
Stockholders’ Equity	1,634.5	1,586.4	1,132.1

Total Liabilities & Stockholders’ Equity	$6,138.9	$6,132.5	5,280.3

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income Before
Cumulative Effect of Accounting Changes
For the Quarters and Nine Months Ended September 30, 2004 and 2003

(Dollars in Millions)

	(Unaudited)		(Unaudited)
	Quarter Ended		Nine Months Ended

	September 2004	September 2003	September 2004	September 2003
EBITDA	$154.2	$104.3	$394.5	$297.8
Depreciation, Depletion & Amortization	70.1	61.2	203.0	176.8
Asset Retirement Obligation Expense	10.2	7.5	31.8	20.6
Interest Income	(1.1)	(0.4)	(3.2)	(2.6)
Interest Expense	25.1	22.3	70.9	77.4
Early Debt Extinguishment (Gains) Costs	(0.6)	—	(0.6)	53.5
Income Tax Expense (Benefit)	6.9	(8.5)	(15.8)	(49.6)
Minority Interests	0.2	0.7	0.9	2.4

Income Before Cumulative Effect of Accounting Changes	$43.4	$21.5	$107.5	$19.3

Reconciliation of EBITDA to Net Income — 2004 Targets (Unaudited)

(Dollars in millions, except per share information)

Year Ending December 31, 2004	Targeted Results
	Low	High
EBITDA	$545	$565
Depreciation, Depletion & Amortization	274	277
Asset Retirement Obligation Expense	40	39
Interest Income	(3)	(4)
Interest Expense	97	96
Early Debt Extinguishment Costs	2	2
Income Tax Benefit	(29)	(28)
Minority Interests	1	1

Net Income	$163	$182

Diluted Earnings Per Share	$2.55	$2.85

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.